                                                                    Exhibit 11.1

                           TELCOM SEMICONDUCTOR, INC.

            STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (In thousands, except per share data)

                                   Three months ended         Six Months Ended
                                ------------------------    ---------------------
                                 June 30,      June 30,      June 30,    June 30,
                                   1997          1996          1997        1996
                                ---------     ---------     ---------   ---------
Weighted average number of
 common shares outstanding         16,113        15,594        16,068      15,548
Dilutive effect of stock
 options (1)                          818         1,090             -       1,119
Dilutive effect of
 warrants (1)                           -           233             -         233
                                 ---------    ---------      ---------  ---------
Number of shares used to
 compute per share data             16,931       16,917         16,068     16,900
                                 =========    =========      =========  =========

Net income (loss)                  $ 1,634      $   355        $(5,636)   $   726
                                 =========    =========      =========  =========
Net income (loss) per share        $  0.10      $  0.02        $ (0.35)   $  0.04
                                 =========    =========      =========  =========

(1) Computed using the treasury stock method. There is no dilutive effect of options and warrants for the six months ended June 30, 1997 because the Company incurred a net loss.